Exhibit 99.11

Matrix IT Ltd. (the “Company”)

November 12, 2025

To:	To:
Israel Securities Authority	Tel Aviv Stock Exchange Ltd.
www.isa.gov.il	www.tase.co.il

Immediate Report Regarding Convening of Annual General Meeting of the Shareholders
of the Company

Pursuant to the Companies Law, 5759-1999 (the “Companies Law”), the Securities Regulations (Periodic and Immediate Reports), 5730-1970 (the “Reporting Regulations”), the Companies Regulations (Written Voting and Position Statements), 5766-2005 (the “Written Voting Regulations”), the Companies Regulations (Notice and Announcement of a General Meeting and a Class Meeting in a Public Company and Adding an Item to the Agenda), 5760-2000, the Company hereby respectfully announces that on Wednesday, December 17, 2025, at 12:00 pm, an Annual General Meeting of the Shareholders of the Company (the “General Meeting”) will convene at the offices of the Company, at 3 Atir Yeda Street, Kfar Saba, for the purpose of discussing and adopting resolutions on the matters on the agenda, as detailed below.

The matters on the agenda of the meeting:

1.	Agenda Item No. 1 – Discussion of the Board of Directors’ Report and the Financial Statements of the Company for 2024. This matter will be discussed only and will not be brought to a vote.

It is possible to review said reports included in the Company’s Periodic Report for 2024, which was published on March 11, 2025 (Reference No.: 2025-01-015935) (the “2024 Periodic Report”) on the website of the Israel Securities Authority at https://www.magna.isa.gov.il and on the website of the Stock Exchange at https://maya.tase.co.il.

2.	Agenda Item No. 2 – Reappointment of the accounting firm BDO Israel as the Company’s independent auditors.

As of the date of the report, the accounting firm BDO Israel (“BDO Firm”) serves as the independent auditor of the Company, in effect until the end of the meeting convened pursuant to this report. Upon the recommendation of the Company’s Audit Committee, it is proposed to reappoint the BDO Firm as the Company’s independent auditor until the end of the next Annual General Meeting of the Company.

In this regard, it should be noted that in March 2024, a comprehensive discussion was held at the Audit Committee, which included, among other things, the establishment of professional criteria for the Company’s needs, including the expertise of the independent auditor, its suitability to the Company’s activities, as well as considerations relating to its appointment and replacement. For more details, see the Company’s report dated March 11, 2024 (Reference No.: 2024-01-024189).

The proposed resolution text – “To approve the reappointment of the accounting firm BDO Israel (BDO) as the independent auditors of the Company until the end of the next Annual General Meeting of the Company.”

3.	Agenda Items No. 3 to 5 – Reappointment of all directors serving in the Company who are not external directors.

It is proposed to renew the appointment of the directors serving in the Company (who are not external directors), Messrs. Guy Bernstein, Eliezer Oren and Pinhas Greenfeld (Independent Director) as directors of the Company until the end of the next Annual General Meeting of the Company. The vote regarding each director shall be made separately.

Each of the above directors whose appointment is brought for approval of the General Meeting that is the subject of this report has signed a declaration in accordance with the requirements of Section 224B and/or 241 of the Companies Law, as applicable. The directors’ declarations are attached to this report.

The terms of office of the directors who are candidates for reappointment as stated will remain unchanged, including the annual compensation and participation compensation at the amount of the fixed sum as defined in the Companies Regulations (Rules Regarding Compensation and Expenses of an External Director), 5760-2000 (the “Compensation Regulations”) and they will also be entitled to the continuation of validity of the indemnification and insurance arrangements for officers existing in the Company. For details regarding their terms of office and employment, see Articles 21, 22 and 29A in Chapter D of the Company’s 2024 Periodic Report.

Details pursuant to Article 36B(a)(10) of the Reporting Regulations are included in this report by way of reference to the details presented about them pursuant to Article 26 of these Articles in Part D of the Company’s 2024 Periodic Report. As of this date, and to the best of the Company’s knowledge, no change has occurred in the details reported regarding this in the 2024 Periodic Report, except as detailed below:

Mr. Guy Bernstein also serves as a director in Formula Infrastructure Ltd. and Advance Engineering Ltd., and no longer serves as a director in Effective Solutions Ltd.

The proposed resolution texts:

Agenda Item No. 3 – “To reappoint Mr. Guy Bernstein as a director of the Company for an additional term until the end of the next Annual General Meeting of the Company.”

Agenda Item No. 4 – “To reappoint Mr. Eliezer Oren as a director of the Company for an additional term until the end of the next Annual General Meeting of the Company.”

Agenda Item No. 5 – “To reappoint Mr. Pinhas Greenfeld (Independent Director) as a director of the Company for an additional term until the end of the next Annual General Meeting of the Company.”

4.	Procedures of the General Meeting and voting therein

4.1.	Date of the General Meeting

The General Meeting will convene on Wednesday, December 17, 2025, at 12:00 pm, at the offices of the Company, at 3 Atir Yeda Street, Kfar Saba.

4.2.	The effective date and the entitlement to participate and vote in the meeting

The date for determining the entitlement of the shareholders to vote at the Shareholders’ Meeting, as stated in Section 182 of the Companies Law and Article 3 of the Written Voting Regulations, is November 19, 2025 (the “Effective Date”).

4.3.	Legal quorum

Pursuant to the Company’s Articles of Association, a legal quorum will be present when at least two shareholders (including presence by proxy or written ballot) holding together at least 25% of the voting rights in the Company, are present within half an hour from the time scheduled for the opening of the meeting. If no legal quorum is present at the General Meeting at the end of half an hour from the time scheduled for the beginning of the meeting, the meeting shall be postponed by one week, to the same day, the same hour, and the same place. The legal quorum for the beginning of the postponed meeting will be two shareholders who are present (including presence by proxy or written ballot).

4.4.	The required majority

The required majority to approve the resolutions on Agenda Items 2–5 is an ordinary majority (that is, a majority of more than fifty percent (50%) of all votes of the shareholders participating in the meeting who are entitled to vote and voted therein, without abstaining votes).

4.5.	The method of voting

Any shareholder of the Company on the Effective Date, whether registered in his name or holding through a TASE member (that is, one in whose favor a share is registered with a TASE member and such share is included among the shares registered in the shareholders register in the name of a nominee company, as stated in Section 177(1) of the Companies Law) (a “Unregistered Shareholder”), may participate and vote in the meeting in person or by proxy, and by way of a written ballot as defined in Section 87 of the Companies Law and whose form is attached to this report (the “Written Ballot”). In addition, an Unregistered Shareholder is also entitled to vote by means of an electronic ballot that will be transferred to the Company via the electronic voting system operating pursuant to Chapter G2, Part B of the Securities Law (the “Electronic Voting System”) whose address is https://votes.isa.gov.il; all as stated below:

4.5.1.	Voting by a shareholder in person or through a proxy

Shareholder entitled to participate and vote in the meeting may vote in person or by proxy, in accordance with the Company’s Articles of Association. The appointment of a proxy shall be in writing signed by the appointer (“Power of Attorney”), and a corporation shall vote by its representatives, who shall be appointed by a document duly signed on behalf of the corporation (“Letter of Appointment”). The Letter of Appointment and the Power of Attorney, or a copy thereof certified by an attorney-at-law, shall be deposited at the registered office of the Company at least forty-eight (48) hours before the time scheduled for the meeting or the postponed meeting. Notwithstanding the above, the chairperson of the meeting may waive this requirement for any particular meeting.

4.5.2.	Voting by Written Ballot

A shareholder entitled to participate and vote in the General Meeting may also vote on the matters on the agenda by Written Ballot. The voting in writing shall be performed using the second part of the Written Ballot attached to this report. For this purpose, the vote of a shareholder who voted by Written Ballot shall be deemed as if he was present and participated in the meeting.

A shareholder may contact the Company directly and receive from it the form of the Written Ballot as well as Position Statements (as defined in Section 88 of the Companies Law), if provided (the “Position Statements”). Likewise, it is possible to review the Written Ballot and the Position Statements, if any, on the Distribution Website of the Israel Securities Authority, at https://www.magna.isa.gov.il (the “Distribution Website”) and on the website of the Tel Aviv Stock Exchange Ltd., at http://maya.tase.co.il (the “TASE Website”).

A TASE member shall send by email, without charge, a link to the form of the Written Ballot and the Position Statements (if any) on the Distribution Website, to every Unregistered Shareholder whose shares are registered with that TASE member, unless the shareholder notified that he is not interested in this or notified that he wishes to receive Written Ballots by mail against shipping fees only, provided that such notice was given with respect to a specific securities account and prior to the Effective Date.

The Written Ballot and the documents to be attached thereto (including proof of ownership), as detailed in the Written Ballot, shall be delivered to the Company’s offices up to four (4) hours before the time of convening the meeting. For this purpose, the “Delivery Time” shall be the time at which the Written Ballot and the documents required to be attached thereto reached the Company’s offices. An Unregistered Shareholder shall be entitled to provide the proof of ownership also via the Electronic Voting System as stated in Section 4.5.3 below.

A Written Ballot not accompanied by proof of ownership (or alternatively, where proof of ownership was not delivered via the Electronic Voting System) shall be invalid.

One or more shareholders holding five percent (5%) or more of all the voting rights in the Company (that is, holding approximately 3,181,651 ordinary shares of the Company), as well as anyone holding such percentage of all voting rights that are not held by the Company’s controlling shareholder, as defined in Section 268 of the Companies Law (that is, holding approximately 1,650,490 ordinary shares of the Company), shall be entitled (in person or through a proxy) after the convening of the General Meeting, to review at the registered office of the Company, during regular business hours, the Written Ballots and the voting records via the Electronic Voting System that were received by the Company, as detailed in Article 10 of the Written Voting Regulations.

4.5.3.	Voting via the Electronic Voting System

As stated above, an Unregistered Shareholder may, after the Effective Date (upon receiving an identifying number and access code from the TASE member and after an identification process), vote via the Electronic Voting System.

Subject to and in accordance with the conditions set forth in the Written Voting Regulations and the directives of the Israel Securities Authority on this matter, voting via the Electronic Voting System shall be possible up to six (6) hours before the time of convening the meeting (the “System Closing Time”). It is clarified that voting via the Electronic Voting System may be changed or cancelled until the System Closing Time and may not be changed via the Electronic Voting System after such time.

Pursuant to Section 83(d) of the Companies Law, if a shareholder votes in more than one manner as stated above, his later vote shall be counted. For this purpose, a shareholder’s vote in person or by proxy shall be deemed later than a vote by Written Ballot.

4.6.	Proof of Ownership

An Unregistered Shareholder shall be entitled to participate in the General Meeting if he delivers to the Company a confirmation from the TASE member with whom his share entitlement is registered, regarding his ownership of the Company’s shares on the Effective Date. The confirmation shall include the details specified in Article 2 and in the form in the Schedule to the Companies Regulations (Proof of Ownership of a Share for Voting Purposes in the General Meeting), 5760-2000. Alternatively, an Unregistered Shareholder may deliver to the Company proof of ownership via the Electronic Voting System up to the System Closing Time (as stated in Section 4.5.3 above). Without derogating from the above, an approved electronic message under Section 44k5 of the Securities Law, concerning the data of users in the Electronic Voting System, shall be deemed as proof of ownership of shares for every shareholder included therein.

An Unregistered Shareholder as stated shall be entitled to receive proof of ownership from the TASE member through which he holds his shares, at the branch of the TASE member or by mail to his address against shipping fees only, if he so requested, provided that such request is given in advance for a specific securities account.

4.7.	The deadline for delivery of Position Statements

The deadline for delivery of Position Statements to the Company shall be no later than ten (10) days prior to the date of the meeting.

4.8.	Request to include an item on the agenda by a shareholder

4.8.1.	After the publication of this convening report, changes may occur to the agenda, including adding an item to the agenda; Position Statements may be published, and the updated agenda and the Position Statements may be reviewed in the Company’s reports published on the Distribution Website.

4.8.2.	A shareholder’s request under Section 66(b) of the Companies Law to include an item suitable for discussion in the General Meeting on the agenda of the General Meeting shall be delivered to the Company within seven days after the convening of the meeting. If such a request is submitted, the item may be added to the agenda, and its details will appear on the Distribution Website. In such case, the Company shall publish an amended Written Ballot together with an amended convening report, no later than seven days after the last date for submitting a request by a shareholder to include an item on the agenda, as stated above. The publication of the updated agenda shall not change the Effective Date.

5.	Details of the Company’s representative regarding the handling of the report

The Company’s representative regarding the handling of this report is Adv. Yifat Givol, Head of the Legal Department and Company Secretary, at 3 Atir Yeda Street, Kfar Saba, Telephone: 09-9598810.

6.	Review of documents

This report, the documents referenced herein (including the Written Ballot and Position Statements, if provided), and the full wording of the proposed resolutions on the agenda, may be reviewed at the offices of the Company, at 3 Atir Yeda Street, Kfar Saba, Telephone: 09-9598810, during regular business hours and by prior coordination with the Company Secretary, as well as on the Company’s website at http://www.matrix-globalservices.com.

Matrix IT Ltd.

Names and positions of the signatories:

Yifat Givol, Adv., Head of the Legal Department and Company Secretary

Nevo Brenner, Chief Financial Officer